Pricing Supplement No. 18 Dated November 8, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                        Rule 424(b)(5)
                                                    Registration Statement
                                                        No. 333-91953

                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

                         Extendable Floating Rate Notes

         Ford Credit has designated up to U.S. $2,750,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below (referred to herein as "Extendable Notes"). The Extendable Notes are being sold directly by Ford Credit at 100% of their principal amount. The Extendable Notes will mature on the Initial Maturity Date, unless the maturity of all or any portion of the Extendable Notes is extended by the beneficial owner, in accordance with the procedures described below. In no event will the maturity date of the Extendable Notes be extended beyond the Final Maturity Date.

         During the election period for each Extension Date, beneficial owners of the Extendable Notes may elect to extend the maturity of all or any portion of the Extendable Notes. The election period will begin five Business Days prior to each Extension Date, and will end two Business Days before such Extension Date at 12:00 noon, New York City time (referred to herein as the "Election Date"). The Extension Dates shall be March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2000, to and including December 15, 2004, whether or not any such day is a Business Day. If any of the beneficial owners of the Extendable Notes elect to extend the maturity of all or any portion of the principal amount thereof, the maturity of such Extendable Notes so extended will be extended to the date 395 calendar days from the first day of the election period. If the 395th calendar day is not a Business Day, the maturity of the Extendable Note will be extended to the immediately preceding Business Day.

         Beneficial owners of the Extendable Notes may elect to extend the maturity of all or any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof. To make an election during any election period, the beneficial owner must deliver a notice of election directly to DTC or through the beneficial owner's DTC participant, in accordance with the procedures described below. Upon delivery to DTC of the notice of election to extend the maturity of the Extendable Notes or any portion thereof, the election will be irrevocable and will be binding upon any subsequent beneficial owner of such Extendable Notes. The terms of this Pricing Supplement supercede and replace the provisions set forth in the Prospectus Supplement under the caption "Extendible Notes".

         If a beneficial owner does not make an election to extend the maturity of all or any portion of the principal amount of the Extendable Notes during the election period, the principal amount of the Extendable Notes for which no election was made will become due and payable on the Initial Maturity Date, or any later date to which the maturity of the Extendable Notes has previously been extended. The principal amount of the Extendable Notes for which an election is not exercised will be represented by a new note, issued on the applicable Extension Date. The new note so issued will have the same terms of the Extendable Notes, except that it will not be extendable, will have a separate CUSIP number, its maturity date will be the date that is either the Initial Maturity Date, or any later date to which the maturity of the beneficial owner's Extendable Notes had previously been extended, as the case may be, and, with respect to the new note with a maturity date that is the Initial Maturity Date, the Interest Rate Basis for the period from and including the last Interest Payment Date to but excluding the Initial Maturity Date, shall be LIBOR Telerate having an Index Maturity of three months plus the Spread. The failure to elect to extend the maturity of all or any portion of the Extendable Notes will be irrevocable and will be binding upon any subsequent beneficial owner of such Extendable Notes.

         The Extendable Notes will be represented by a Global Security registered in the name of DTC or its nominee. DTC will be the only entity that can exercise a right to extend. In order to ensure that DTC will exercise a right to extend, the beneficial owner of the Extendable Note must instruct the DTC participant through which it holds an interest in the Extendable Note, to notify DTC of its desire to extend the maturity date of the Extendable Note. DTC must receive any notice of election from its participants no later than 12:00 noon (New York City time) on the Election Date applicable to any Extension Date. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the DTC participant through which it holds an interest in an Extendable Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC.

         The Extendable Notes are a new issue of securities with no established trading market. Ford Credit does not intend to make a market in the Extendable Notes. No assurance can be given as to the liquidity of the trading market for any of the Extendable Notes. Ford Credit may issue less than all of the Extendable Notes being offered for sale by this Pricing Supplement.

   Original Issue Date:                         November 15, 2000

   Initial Maturity Date:                       December 7, 2001, or if such day
                                                is not a Business Day, the
                                                immediately preceding Business
                                                Day

   Final Maturity Date:                         January 6, 2006, or if such day
                                                is not a Business Day, the
                                                immediately preceding Business
                                                Day


   Initial Principal Amount:                    Up to U.S. $2,750,000,000.
                                                Principal and interest payable
                                                in U.S. dollars

   Initial Interest Rate from the
   Original Issue Date to but
   excluding December 15, 2000:                 6.69% based on  LIBOR Telerate
                                                having an Index Maturity of one
                                                month as of November 8, 2000
                                                (6.62%), plus 7 basis points
                                                (0.07%)

   Interest Rate Basis from
   and including December 15, 2000
   to but excluding January 6, 2006,
   excluding the period described
   immediately below:                           LIBOR Telerate having an Index
                                                Maturity of three months plus
                                                the Spread

   Interest Rate Basis for the period
   from and  including the last
   Interest Payment Date to but
   excluding the Maturity Date:                 LIBOR Telerate having an Index
                                                Maturity of one month, plus the
                                                Spread
   Spread:

      For Interest Reset Dates occurring:

      From the Original Issue Date to
      but excluding December 15, 2001:          7 Basis Points (0.07%)

      From and including December 15,
      2001 to but excluding
      December 15, 2002:                        10 Basis Points (0.10%)

      From and including December 15,
      2002 to but excluding
      December 15, 2003:                        12 Basis Points (0.12%)

      From and including December 15,
      2003 to but excluding
      December 15, 2004:                        15 Basis Points (0.15%)

      From and including December 15,
      2004 to but excluding
      January 6, 2006:                          15 Basis Points (0.15%)

      Election Dates:                           Two Business Days prior to the
                                                Extension Dates

      Extension Dates:                          March 15, June 15, September 15
                                                and December 15 of each year,
                                                commencing on December 15, 2000
                                                to and including
                                                December 15, 2004

      Interest Reset Dates:                     Quarterly on the 15th  day of
                                                each March, June, September and
                                                December, commencing on
                                                December 15, 2000, until the
                                                Extendable Notes are paid in
                                                full

      Interest Payment Dates:                   Quarterly on the 15th  day of
                                                each March, June, September and
                                                December, beginning
                                                December 15, 2000, and at
                                                Maturity

      CUSIP No.:                                345397 SW 4

      Interest Determination Date:              Two London banking days prior
                                                to each Interest Reset Date

      Reference Agent:                          The Chase Manhattan Bank